Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2008, except with respect to our opinion on the Consolidated Financial Statements insofar a it relates to the effects of changes in segments discussed in Notes 12 and 30, for which the date is May 14, 2008, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in The South Financial Group, Inc.’s Form 8-K dated May 14, 2008 We also consent to the references to us under the headings “Experts” in such Registration Statement.
/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Charlotte, North Carolina
June 6, 2008